EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of IEH Corporation on Form S-8, (File No. 333-224675) of our report dated October 7, 2020, with respect to our audit of the financial statements of IEH Corporation as of March 31, 2020 and for the year ended March 31, 2020, which report is included in this Annual Report on Form 10-K of IEH Corporation for the year ended March 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective March 30, 2019, using the modified retrospective approach.

/s/ Marcum LLP
Marcum LLP

 New York, New York

October 7, 2020